                                 EXHIBIT 10.35
                                   AGREEMENT

     This Agreement (the "Agreement") is made by and between The Timken Company
(the "Company") and W.R. Timken, Jr. (the "Chairman"), an individual employed by the Company.

                                  WITNESSETH

     WHEREAS, the Chairman has provided services of great and lasting value to the Company over the past five years, including, but not limited to, the development of the Executive Leadership Team which shall assume the leadership of the Company upon the Chairman's retirement, the execution of the 2000
Transformation, and the completion of the Torrington acquisition; and
     WHEREAS, the Chairman has informed the Company that he wishes to retire from his position as an executive officer of the Company effective
December 31, 2003; and
     WHEREAS, the Chairman has agreed to continue to serve as the Chairman of the Board of Directors of the Company ("Non-Executive Chairman") following his retirement as an executive officer of the Company, and the Chairman has agreed further to provide additional services of great value to the Company, including, but not limited to, continuing to represent the Company publicly in order to ensure the continued identification of the Chairman and his family with the
"Timken" brand, continuing the support of the transition to the new Executive
Leadership Team and performing additional consulting services for the Company
(the "Continuing Services"); and
     WHEREAS, the Chairman has agreed to refrain from competing with the Company during the period of time that he serves as Non-Executive Chairman and provides the Continuing Services, and for a period of time thereafter; and
     WHEREAS, the Company desires to provide compensation to the Chairman in consideration of the Chairman's contributions to the Company and his agreement to serve as Non-Executive Chairman, to provide the Continuing Services and to refrain from competing with the Company.
     NOW, THEREFORE, the Company and the Chairman, both intending to be legally bound, agree as follows:

                                   Article I
                                    Duties
1.1  General.
     The Chairman agrees to serve as Non-Executive Chairman for such period of time as he is a member of the Board of Directors of the Company and is elected to such position.  The Chairman agrees to perform the Continuing

     Services during the period that he serves as Non-Executive Chairman and for such further period of time as the Company and the Chairman mutually agree
     (the "Service Period").
1.2  Public Representation.
     During the Service Period, the Chairman will continue to represent the
     Company publicly in accordance with the wishes of the Board of Directors of the Company (the "Board"), and the Chairman will take such other actions as the Board or its designee may reasonably request in order to ensure the continued identification of the Chairman's family and its values with the
     "Timken" brand.  Such actions may include, without limitation, attendance at the annual meeting of the Company's shareholders, participation in employee events, appearance at promotional events, and participation in high-level meetings with customers and prospective customers of the
     Company.
1.3  Consulting Services.
     During the Service Period, the Chairman shall perform such other Continuing
     Services, including consulting services and support for the transition to the new Executive Leadership Team, as may be reasonably requested by the
     Board from time to time.

                                   Article II
                                  Compensation
2.1  General.
     As long as the Chairman complies with Sections 3.1 and 3.2, the Chairman will be entitled to receive the compensation set forth in this Article II
     (at such times as set forth in this Article II).
2.2  Bonus.
     The Chairman shall be entitled to a bonus payment of $1,500,000 in consideration of his agreement to provide the Continuing Services.  The bonus payment shall be paid as follows:  (a) $800,000 of the bonus payment shall be paid to the Chairman in a lump sum on January 1, 2004, and
     (b) $700,000 of the bonus payment shall be paid to the Chairman in a lump sum on January 1, 2005.  The Company shall add to each payment described in the preceding sentence the amount necessary to provide the Chairman, net of all taxes, with an amount equal to fifty percent of any self-employment tax due under the Internal Revenue Code with respect to such payments, taking into account the value to the Chairman of the federal income tax deduction for fifty percent of such self-employment taxes.

2.3  Non-Executive Chairman Fee.
     During the period that the Chairman serves as Non-Executive Chairman, he shall receive monthly compensation equal to $40,000 per month, payable in accordance with the Company's normal practices for compensating members of its Board of Directors.  This compensation shall be in lieu of the cash compensation paid to non-employee directors generally.
2.4  Consulting Fee.
     During any period that the Chairman provides Continuing Services and does not serve as Non-Executive Chairman, he shall receive compensation at the rate of $100,000 per year, payable in quarterly payments on the last day of each calendar quarter.  This compensation shall be in lieu of the cash compensation paid to non-employee directors generally.
2.5  Supplemental Compensation.
     Beginning January 1, 2004, the Company shall pay to the Chairman a monthly amount determined under the following formula:
                                  $285,000.00
                                   reduced by
     10% of the Chairman's incentive payment for 2003 performance under the
                       Senior Executive Management Retirement Plan

                                   divided by
                                       12
     The amount payable under this Section 2.5 shall be paid for the Chairman's lifetime, with 50% continuing upon his death to the Chairman's spouse on the date of this Agreement for the remainder of her lifetime.
     Notwithstanding the foregoing sentence, in the event that the Chairman desires to have more or less continue to his spouse upon death, he shall elect to do so before payments begin to the Chairman, and the payments shall be actuarially adjusted to reflect the chosen form of payment.  In no event may the Chairman elect to receive the present value of payments provided in this Section 2.5 in the form of a lump sum payment.
     The spouse of the Chairman shall be entitled to a monthly payment if the
     Chairman dies prior to the date that payments commence to the Chairman under this Section 2.5.  For purposes of this Paragraph, the payment will be payable for the lifetime of the surviving spouse in the amount of 50% of the amount that would have been payable to the Chairman if he had survived until January 1, 2004.

2.6  Office.
     During the Service Period, the Company will supply the Chairman with an office and such administrative support as required by the Chairman during the Service Period.
2.7  Travel.
     The Chairman is expected to travel extensively for the Company and will have access to Company aircraft services during the Service Period for such travel.  In addition, the Company will reimburse the Chairman for any travel expenses incurred by the Chairman and his spouse during the Service
     Period with respect to any and all Company related travel.
2.8  Expenses.
     The Company will reimburse the Chairman for all reasonable and necessary expenses incurred in the performance of the Continuing Services.

                                  Article III
                        Confidentiality; Non-Competition
3.1  Confidentiality.
     The Chairman acknowledges that the information, observations and data obtained by him while employed by the Company and during the continuance of the Service Period pursuant to this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of the
     Chairman's acts or omissions to act, "Confidential Information") are the property of the Company or such subsidiary or affiliate.  Therefore, the
     Chairman agrees that during the Service Period and thereafter, the Chairman will not disclose any Confidential Information without the prior written consent of the Board unless and except to the extent that such disclosure is (a) made in the ordinary course of the Chairman's performance of his duties under this Agreement or (b) required by any subpoena or other legal process (in which event the Chairman will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that the Chairman will not use any
     Confidential Information for his own account or for the benefit of any other person or entity without the prior written consent of the Board.
     The Chairman will deliver to the Company at the termination of the Service
     Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential
     Information, or to the work product or the business of the Company or any of its subsidiaries or affiliates which the Chairman may then possess or have under his control.  Nothing in this Section 3.1 will be deemed to limit or otherwise affect any confidentiality or other similar covenant or obligation imposed on the Chairman under any other agreement with, or plan or arrangement of, the Company.
3.2  Noncompetition.
     (a)   The Chairman acknowledges that in the course of his employment with the Company and during the continuance of the Service Period; (i) the
           Chairman will become familiar, and during the course of the
           Chairman's employment by the Company or any of its subsidiaries or affiliates or any predecessor prior to the date of this Agreement, the Chairman has become familiar, with trade secrets and customer lists of and proprietary information regarding the business of the
           Company and its subsidiaries and affiliates and predecessors;
           (ii) such trade secrets and customer lists of and proprietary information regarding the business of the Company and its
           subsidiaries and affiliates and predecessors are confidential and the exclusive property of the Company; and (iii) the Chairman's services have been and will be of special, unique and extraordinary value to the Company.  The Chairman agrees that he will not disclose, divulge, discuss, copy or otherwise use or cause to be used in any manner in competition with, or contrary to the interests of, the Company, the trade secrets and customer lists of and proprietary information regarding the business of the Company and its subsidiaries and affiliates and predecessors.
     (b)   The Chairman agrees that during the Service Period and until five years after termination of the Service Period, the Chairman will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by the Company or any of its subsidiaries or affiliates or any business similar to the businesses then conducted or contemplated to be conducted by the Company or any of its subsidiaries or affiliates.
     (c)   Nothing in this Section 3.2 will prohibit the Chairman from being:
           (i) a shareholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as the Chairman has no active participation in the business of such corporation or other entity.
     (d)   In the event the Chairman violates any legally enforceable provision of this Agreement as to which there is a specific time period during which the Chairman is prohibited from taking certain actions or from engaging in certain activities, as set forth in this Agreement, then, in such event, the violation shall toll the running of such time period from the date of such violation until the violation ceases.
     (e)   The Chairman acknowledges that he has carefully considered the nature and extent of the restrictions on the Chairman and the rights and remedies conferred on the Company under this Agreement.  The Chairman further acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to the Company, do not stifle the Chairman's inherent skill and experience, would not operate as a bar to the
           Chairman's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the Chairman's detriment.
     (f)   If, at the time of enforcement of this Section 3.2, a court holds that the restrictions stated in this Section 3.2 are unreasonable under circumstances then existing, the Chairman and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained in this Section 3.2 to cover the maximum period, scope and area permitted by law.
     (g)   Nothing in this Section 3.2 will be deemed to limit or otherwise affect any noncompetition or nonsolicitation or other similar covenant or obligation imposed on the Chairman under any other agreement with, or plan or arrangement of, the Company.
3.3  Enforcement.
     Because the Chairman's services are unique and because the Chairman has access to Confidential Information and work product, the Chairman agrees that the Company would be damaged irreparably in the event any of the provisions of Sections 3.1 or 3.2 were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach.
     Therefore, the Company or its successors or assigns will be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any non-performance, breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

                                  Article IV
                                Miscellaneous

4.1  Assignment
     This Agreement shall be binding upon and shall inure to the benefit of the
     Company and the Chairman and their respective successors and assigns;

     provided, however, that, except as set forth herein, no rights to any benefit under this Agreement shall, without the written consent of the
     Company, be transferable or assignable by the Chairman or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.
4.2  Interpretation
     All questions of interpretation, construction or application arising under this Agreement shall be decided by the Board and its decision shall be final and conclusive upon all parties.
4.3  Savings Clause
     In the event that any provision or term of this Agreement is finally determined by any judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, it is the agreed upon intent of the parties hereto that all other provisions or terms of the Agreement shall remain in full force and effect and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been included herein.
4.4  Governing Law
     This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.
4.5  Funding and Change of Control
     The obligations of the Company hereunder constitute an unsecured promise of the Company to make payment of the amounts provided for in this Agreement.
     No property of the Company is or shall be, by reason of this Agreement, held in trust for the Chairman, or any other person, and neither the
     Chairman nor any other person shall have, by reason of this Agreement, any rights, title or interest of any kind in or to any property of the Company.
     Prior to a Change of Control, the Company shall fund a trust established for the sole purpose of the payment of the amounts described in Section 2.5.
     The amount to be contributed by the Company prior to the Change of Control shall be calculated, using reasonable actuarial assumptions, by Watson
     Wyatt & Company or another independent actuary appointed by the Company.
     For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events:
     (a)  The sale or transfer of all or substantially all of the assets of the
          Company; or the merger, consolidation or reorganization of the Company with or into another corporation or entity with the result that upon the completion of the transaction, less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving corporation or entity are owned, directly or indirectly, by the pre-transaction shareholders of the Company;
     (b)  A Schedule 13D or 14D-1F report (or any successor schedule, form or report promulgated pursuant to the Securities Exchange Act of 1934
          (the "Exchange Act")), is filed with the United States Securities and
          Exchange Commission (the "SEC") disclosing that any person (including a person as defined in Sections 13(d)(3) or 14(d)(2) of the Exchange
          Act) has become the beneficial owner (as defined in SEC Rule 13d-3) of securities representing 30% or more of the combined voting power of the outstanding shares of the Company;
     (c)  The Company files a report or proxy statement with the SEC that includes a disclosure, including, but not limited to, a disclosure in
          Item 1 of Form 8-K or Item 6(e) of Schedule 14A, that a change of control of the Company has or may have occurred or will or may occur in the future pursuant to any existing contract or transaction; and
     (d)  The individuals who at the beginning of any two consecutive calendar year period constituted the Board of Directors cease for any reason to constitute a majority of the Board of Directors; provided, however, this subsection (d) shall not apply if the nomination of each new
          Director elected during such two-year period was approved by the vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company on the first day of such two-year period.
4.6  Incapacity of Chairman
     In the event the Chairman or his beneficiary is declared incompetent and a guardian, conservator or other person is appointed and legally charged with the care of the person or the person's estate, the payments described in
     Article II to which the Chairman or his beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of the person or the estate.  Except as provided hereinabove, when the
     Company, in its sole discretion, determines that the Chairman or his beneficiary is unable to manage his financial affairs, the Company may make distribution(s) of the amounts payable to the Chairman or his beneficiary to any one or more of the lineal ascendants or descendants or other closest living relatives of the Chairman or his beneficiary who demonstrate to the satisfaction of the Company the propriety of making such distribution(s).
     Any payment so made shall be in complete discharge of any liability under this Agreement for such payment.  The Company shall not be required to see to the application of any such distribution made under this Section 4.6.
4.7  Elections, Applications and Notices
     Every designation, election, revocation or notice authorized or required hereunder shall be deemed delivered to the Company: (a) on the date it is personally delivered to the President of the Company at the Company's offices at 1835 Dueber Avenue, S.W., Canton, OH 44706-0927 or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the President of the Company at the offices indicated
     above.  Every designation, election, revocation or notice authorized or required hereunder which is to be delivered to the Chairman or his beneficiary shall be deemed delivered to the Chairman or his beneficiary:
     (a) on the date it is personally delivered to such individual (either physically or through interactive electronic communication), or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to such individual at the last address shown for such individual on the Company's records.  Any notice required hereunder may be waived by the person entitled thereto.
4.8  Representations.
     The Chairman represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Chairman does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the
     Chairman is a party or by which the Chairman is bound, (b) the Chairman is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Chairman, enforceable in accordance with its terms.
4.9  Survival.
     Subject to any limits on applicability, Sections 3.1 and 3.2 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Service Period.
4.10 Complete Agreement.
     This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter in this Agreement and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter in this Agreement in any way.
4.11 Counterparts.
     This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

4.12 Amendment and Waiver.
     This Agreement may be amended only with the prior written consent of the parties, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

The Timken Company
     /s/ William R. Burkhart                             /s/ W.R. Timken, Jr.
By: __________________________                          ________________________
                                                        W.R. Timken, Jr.
       December 18, 2003                                 December 18, 2003
Date: ________________________                          ________________________
                                                        Date